The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated February 13, 2026
February , 2026 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)
Pricing supplement to product supplement no. 4-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the
KOSPI 200 Index due February 24, 2028
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
● The notes are designed for investors who seek early exit prior to maturity at a premium if, on the Review Date, the closing level of the KOSPI 200 Index, which we refer to as the Index, is at or above the Call Value.
● The date on which an automatic call may be initiated is February 25, 2027.
● The notes are also designed for investors who seek an uncapped return of 1.25 times any appreciation of the Index at maturity if the notes have not been automatically called.
● Investors should be willing to forgo interest and dividend payments and be willing to lose up to 85.00% of their principal amount at maturity.
● The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
● Minimum denominations of $1,000 and integral multiples thereof
● The notes are expected to price on or about February 19, 2026 and are expected to settle on or about February 24,
2026.
● CUSIP: 46660MUN3
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
Price to Public (1)
Fees and Commissions (2)
Proceeds to Issuer
Per note
$1,000
$
$
Total
$
$
$
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $17.50 per
$1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
If the notes priced today, the estimated value of the notes would be approximately $976.70 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $950.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

PS-1 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
Key Terms
Issuer: JPMorgan Chase Financial Company LLC, a direct,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Index: The KOSPI 200 Index (Bloomberg ticker: KOSPI2)
Call Premium Amount: At least $200.00 per $1,000 principal
amount note (to be provided in the pricing supplement)
Call Value: 100.00% of the Initial Value
Upside Leverage Factor: 1.25
Buffer Amount: 15.00%
Pricing Date: On or about February 19, 2026
Original Issue Date (Settlement Date): On or about February
24, 2026
Review Date*: February 25, 2027
Call Settlement Date*: March 2, 2027
Observation Date*: February 21, 2028
Maturity Date*: February 24, 2028
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes
Linked to a Single Underlying (Other Than a Commodity Index)” and
“General Terms of Notes — Postponement of a Payment Date” in the
accompanying product supplement or early acceleration in the event of a change-in-law event as described under “General Terms of Notes —
Consequences of a Change-in-Law Event” in the accompanying
product supplement and “Selected Risk Considerations — Risks
Relating to the Notes Generally — We May Accelerate Your Notes If a
Change-in-Law Event Occurs” in this pricing supplement
Automatic Call:
If the closing level of the Index on the Review Date is greater than or equal to the Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount
note, equal to (a) $1,000 plus (b) the Call Premium Amount,
payable on the Call Settlement Date. No further payments will be made on the notes.
If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at
maturity if the Final Value is greater than the Initial Value.
Because the Upside Leverage Factor does not apply to the
payment upon an automatic call, the payment upon an
automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.
Payment at Maturity:
If the notes have not been automatically called and the Final
Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return × Upside Leverage Factor)
If the notes have not been automatically called and the Final
Value is equal to the Initial Value or is less than the Initial
Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.
If the notes have not been automatically called and the Final
Value is less than the Initial Value by more than the Buffer
Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Index Return + Buffer Amount)]
If the notes have not been automatically called and the Final
Value is less than the Initial Value by more than the Buffer
Amount, you will lose some or most of your principal amount at maturity.
Index Return:
(Final Value – Initial Value)
Initial Value
Initial Value: The closing level of the Index on the Pricing Date
Final Value: The closing level of the Index on the Observation
Date

PS-2 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
Supplemental Terms of the Notes
Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.
Hypothetical Payout Profile
Payment upon an Automatic Call
Payment at Maturity If the Notes Have Not Been Automatically Called
Call Premium Amount
The Call Premium Amount per $1,000 principal amount note if the notes are automatically called will be provided in the pricing supplement and will not be less than $200.00.
The notes will be automatically called on the Call Settlement Date, and you will receive
(a) $1,000 plus (b) the Call Premium Amount.
No further payments will be made on the notes.
Compare the closing level of the Index to the Call Value on the Review Date.
Review Date
Automatic Call
The closing level is
greater than or equal to
the Call Value.
The closing level is less
than the Call Value.
Call
Value
The notes will not be automatically called. Proceed to the Observation Date.
No Automatic Call
Review Date
You will receive:
$1,000 + ($1,000 ×Index Return ×
Upside Leverage Factor)
The notes have not
been automatically
called. Proceed to the
payment at maturity.
Observation Date Payment at Maturity
The Final Value is greater than the Initial Value.
You will receive:
$1,000 + [$1,000 ×(Index Return +
Buffer Amount)]
Under these circumstances, you will
lose some or most of your principal
amount at maturity.
The Final Value is equal to the Initial Value or is less
than the Initial Value by up to the Buffer Amount.
The Final Value is less than the Initial Value by more
than the Buffer Amount.
You will receive the principal amount of
your notes.

PS-3 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
Payment at Maturity If the Notes Have Not Been Automatically Called
The following table illustrates the hypothetical total return and payment at maturity on the notes linked to a hypothetical Index if the notes have not been automatically called. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:
● the notes have not been automatically called;
● an Initial Value of 100.00;
● an Upside Leverage Factor of 1.25; and
● a Buffer Amount of 15.00%.
The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial
Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement.
For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this pricing supplement.
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.
Final Value
Index Return
Total Return on the Notes
Payment at Maturity
165.00
65.00%
81.25%
$1,812.50
150.00
50.00%
62.50%
$1,625.00
140.00
40.00%
50.00%
$1,500.00
130.00
30.00%
37.50%
$1,375.00
120.00
20.00%
25.00%
$1,250.00
110.00
10.00%
12.50%
$1,125.00
105.00
5.00%
6.25%
$1,062.50
101.00
1.00%
1.25%
$1,012.50
100.00
0.00%
0.00%
$1,000.00
95.00
-5.00%
0.00%
$1,000.00
90.00
-10.00%
0.00%
$1,000.00
85.00
-15.00%
0.00%
$1,000.00
80.00
-20.00%
-5.00%
$950.00
70.00
-30.00%
-15.00%
$850.00
60.00
-40.00%
-25.00%
$750.00
50.00
-50.00%
-35.00%
$650.00
40.00
-60.00%
-45.00%
$550.00
30.00
-70.00%
-55.00%
$450.00
20.00
-80.00%
-65.00%
$350.00
10.00
-90.00%
-75.00%
$250.00
0.00
-100.00%
-85.00%
$150.00

PS-4 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
How the Notes Work
Upside Scenario If Automatic Call:
If the closing level of the Index on the Review Date is greater than or equal to the Call Value, the notes will be automatically called and investors will receive on the Call Settlement Date the $1,000 principal amount plus the Call Premium Amount of at least $200.00. No further payments will be made on the notes.
● Assuming a hypothetical Call Premium Amount of $200.00, if the closing level of the Index increases 30.00% as of the Review
Date, the notes will be automatically called and investors will receive a return equal to 20.00%, or $1,200.00 per $1,000 principal amount note.
Upside Scenario If No Automatic Call:
If the notes have not been automatically called and the Final Value is greater than the Initial Value, investors will receive at maturity the
$1,000 principal amount plus a return equal to the Index Return times the Upside Leverage Factor of 1.25.
● If the notes have not been automatically called and the closing level of the Index increases 5.00%, investors will receive at maturity a return equal to 6.25%, or $1,062.50 per $1,000 principal amount note.
Par Scenario:
If the notes have not been automatically called and the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Buffer Amount of 15.00%, investors will receive at maturity the principal amount of their notes.
Downside Scenario:
If the notes have not been automatically called and the Final Value is less than the Initial Value by more than the Buffer Amount of
15.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value is less than the Initial Value by more than the Buffer Amount.
● For example, if the notes have not been automatically called and the closing level of the Index declines 60.00%, investors will lose
45.00% of their principal amount and receive only $550.00 per $1,000 principal amount note at maturity, calculated as follows:
$1,000 + [$1,000 × (-60.00% + 15.00%)] = $550.00
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.
Risks Relating to the Notes Generally
● YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value is less than the Initial Value by more than 15.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value by more than 15.00%. Accordingly, under these circumstances, you will lose up to 85.00% of your principal amount at maturity.
● CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
● AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS
—
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase &
Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to

PS-5 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan
Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
● IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE
CALL PREMIUM AMOUNT PAID ON THE NOTES,
regardless of any appreciation of the Index, which may be significant. In addition, if the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value is greater than the Initial Value.
Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.
● THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
● THE NOTES DO NOT PAY INTEREST.
● YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH
RESPECT TO THOSE SECURITIES.
● WE MAY ACCELERATE YOUR NOTES IF A CHANGE-IN-LAW EVENT OCCURS —
Upon the announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the notes or our ability to hedge or perform our obligations under the notes, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes —
Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.
● LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
● THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the
Call Premium Amount.
Risks Relating to Conflicts of Interest
● POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes
● THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF
THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are

PS-6 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
● THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
● THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
● THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
● SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
● SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors —
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
Risks Relating to the Index
● NON-U.S. SECURITIES RISK —
The equity securities included in the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the
SEC.
● EMERGING MARKETS RISK —
The equity securities included in the Index have been issued by non-U.S. companies located in emerging markets countries.
Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of

PS-7 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
● NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES —
The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Index are based, although any currency fluctuations could affect the performance of the Index.

PS-8 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
The Index
The Index is a free-float adjusted market capitalization-weighted index of 200 common stocks listed on the KOSPI market, a benchmark stock market of Korea. The constituent stocks are selected on the basis of such criteria as market capitalization, sector representation and liquidity. For additional information about the Index, see Annex A in this pricing supplement.
Historical Information
The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from
January 8, 2021 through February 6, 2026. The closing level of the Index on February 12, 2026 was 816.28. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.
The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date, the Review Date or the Observation Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount in excess of $150.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.
Tax Treatment
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions”
that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax
Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the
accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-
term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the

PS-9 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the
U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and
Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The
Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by
JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices

PS-10 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May
Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Index” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Additional Terms Specific to the Notes
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.
You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
● Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
● Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
● Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-11 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
Annex A
All information contained in this pricing supplement regarding the KOSPI 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Korea Exchange (“KRX”). The Korea Stock Exchange KOSPI 200
Index is calculated, maintained and published by KRX. KRX has no obligation to continue to publish, and may discontinue publication of, the KOSPI 200 Index.
The KOSPI 200 Index is a free-float adjusted market capitalization-weighted index of 200 common stocks listed on the KOSPI market, a benchmark stock market of Korea. The constituent stocks are selected on the basis of such criteria as market capitalization, sector representation and liquidity.
The KOSPI 200 Index is reported by Bloomberg L.P. under the ticker symbol “KOSPI2.”
Index Constitution
Eligibility Criteria
Eligible securities for the KOSPI 200 Index are the constituents of the Korea Composite Stock Price Index (“KOSPI”), which comprises common stocks listed on the KOSPI market, as of the last trading day in April or October (each, a “screening base date”), as applicable, excluding:
● issues by companies on the KRX’s watchlist or scheduled to be delisted;
● issues by companies invested in real estate, ship or social infrastructure or special purpose acquisition companies (SPACs);
● an issue by a company whose free-float rate is under 10%;
● issues by companies listed on the KOSPI market for less than six months (including those that became publicly listed by merging with a SPAC), excluding the cases listed below:
o a company whose listing is transferred to the KOSPI market from the KOSDAQ market and whose combined listing period on the two markets is more than six months;
o a company added to the KOSPI 200 Index before the applicable screening base date as a spun-off company in the case of a constituent’s spin-off;
o a company added to the KOSPI 200 Index before the applicable screening base date as an exceptional addition of a newly listed issue; and
● other constituents deemed to be disqualified, as forth under “Index Maintenance — Ongoing Event-Related Rebalancing —
Disqualification” below.
Sector Classification
Eligible securities are classified into the following ten industry sectors as of the applicable screening base date: (i) energy, (ii) materials,
(iii) industrials, (iv) customer discretionary, (v) customer staples, (vi) health care, (vii) financials & real estate, (viii) information technology, (ix) communication services and (x) utilities.
Screening
Screening for selection is based on the average daily market capitalization and the average daily trading value of an eligible company.
Issues are retroactively screened for six months from the applicable screening base date. The one-month period spans from the first trading day to the last trading day of the applicable month.
● In the case of a merger (excluding small scale mergers) or a spin-off that occurred after the first trading day of the screening period and before the rebalancing day, the period spans from the listing day to the screening base date.
● In the case of a company added to the KOSPI 200 Index prior to the screening base date as an exceptional addition of a newly listed issue, the period spaces from the listing day to the screening base date.
● With respect to stocks whose trading is resumed before the screening base date that occurs after being under long-term trading suspension following a listing maintenance review, the period shall be from the trading resumption day to the screening base date.
In the case where a merger (excluding a small scale merger) or a spin-off takes place, or trading of a stock is resumed after having long-term trading suspension following a listing maintenance review, between the first trading day of the screening period and the rebalancing day, average daily market capitalization and average daily trading value may be adjusted, if necessary.
Constituent Selection
Constituents are selected in a 3-step process:
In the first step, in each sector, a constituent satisfying the market capitalization and the trading value criteria is selected as indicated
below:
● Companies whose average daily trading value ranking is below the top 85% (based on the liquidity standard) of the eligible companies in that sector is excluded.
● Next, companies not in the top 85% by cumulative market capitalization in that sector are removed. The next company that falls in the top 85% by cumulative market capitalization in that sector is saved.
In the second step, the issues are selected for inclusion in the KOSPI 200 Index after the following requirements are applied in order:
● A current constituent remains in the KOSPI 200 Index as long as it meets the liquidity threshold and its average daily market capitalization ranking stays within 110% of the number of the current constituents of its sector.

PS-12 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
● In order for an issue to be newly added to the KOSPI 200 Index, its average daily market capitalization needs to rank within
90% of the number of the current constituents in its sector. However, this does not apply if the number of existing constituents in the corresponding sector is less than three.
In the final step, additional inclusion or deletion is made if the number of constituents is below or below 200 after Step 2 is completed:
● When fewer than 200 constituents are selected after the requirements above are applied, issues that meet the liquidity threshold are selected in descending order of the average daily market capitalization, regardless of sectors, until 200 constituents are included.
● When more than 200 constituents are selected, on the other hand, constituents are excluded in ascending order of the market capitalization, regardless of sectors, until the target count of 200 constituents is satisfied.
Among the top 50 securities by market capitalization that do not meet the requirements above, a large-capitalization stock is subject to inclusion considering sectoral balance and liquidity. In such case, the smallest market capitalization issue among the selected issues is removed. The market capitalization here means the average daily market capitalization of the recent 15 trading days.
Among eligible securities that are not selected as constituents but satisfy the liquidity threshold, 10 stocks in each sector are chosen as the reserved issues in descending order of the average daily market capitalization.
Index Maintenance
Regular Rebalancing
The KOSPI 200 Index is semiannually reconstituted according to the constituent selection criteria. The regular rebalancing is conducted on the next trading day in June and December that occurs after the nearest month in which KOSPI 200 futures contracts are due. New constituents are confirmed in May and November after the review by the KOSPI 200 Index Committee.
Ongoing Event-Related Rebalancing
Disqualification. Constituents to which the following causes for disqualification below apply are removed from the KOSPI 200 Index, and will be replaced by the top reserved issue. When a constituent to be removed remains suspended from trading as of the 16th trading day after a respective cause for disqualification occurred, the constituent is removed on the 17th trading day. However, such removal may take place on different schedule, if necessary, for example, for the convenience of index users. When removal takes place within a month or less away from index rebalancing, the removed constituent may not be immediately replaced with a reserved issue.
● Delisting. A constituent is removed on the third trading day after it is determined to be delisted. However, when the constituent is to be removed due to a merger, a full stock exchange or a transfer, it is excluded on the day it is suspended from trading.
● Watchlist. A constituent is removed on the third trading day after it is put on the KRX’s watchlist.
● Other Disqualification. A constituent considered disqualified for reasons other than those above is removed on a day set by
KRX.
Exceptional Addition of New Listings. If a newly listed stock that is in the top 50 common stock in the KOSPI market by market capitalization and whose float-adjusted market capitalization exceeds the result of multiplying the market capitalization of top 50th listed company by 0.5, that stock may be selected as a constituent prior to the regular rebalancing considering sectoral balance and liquidity.
The market capitalization and float-adjusted market capitalization refer to the average daily market capitalization and average daily float-adjusted market capitalization (daily float-adjusted market capitalization defined by KRX considering factors such as mandatory stock holding period) over the 15 trading days following the listing day.
When selected for inclusion, the newly listed stock replaces a stock whose issuer has the smallest average daily market capitalization in the KOSPI 200 Index as of the recent rebalancing. The replaced stock becomes the top reserved issue in the replacement pool for a given sector in the KOSPI 200 Index. Reconstitution takes place on the next trading day of the final trading day in the nearest month for the KOSPI 200 futures market that occurs 15 trading days after the listing day.
Any exceptional addition of newly listed stocks may take place on different schedule with reasonable grounds.
Mergers and Acquisitions. When the constituent is acquired or merged, a different special rebalancing day may be applied, depending on which constituent it is acquired by.
● When a current constituent is acquired by a non-member that is currently a listed company, the replacement takes place on the day the current constituent is suspended from trading. However, when the merging company’s trade resumes after temporary halt or suspension that lasted over 30 days, the replacement takes place on the next day of the trade resumption.
● When a current constituent is acquired by a non-member that is not currently a listed company but is scheduled to be listed, the constituent is removed from the KOSPI 200 Index on the day it is delisted, and the merging company is added as a constituent on the next trading day after it is listed.
● When a current constituent is acquired by another constituent, the replacement takes place on the day it is suspended from trading. Along with the replacement, to-be-issued shares of the acquirer are applied to the KOSPI 200 Index in advance.
● When the constituents are merged to create a whole new company, these constituents are removed on the day they are suspended from trading, and the new company becomes a member of the KOSPI 200 Index on the next trading day after it is listed.

PS-13 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
Spin-Off. After the spin-off, the parent company and the spun-off company are screened for constituent qualification; either the parent company is removed or the spun-off company is selected as a constituent.
● The parent company is removed from the KOSPI 200 Index when its market capitalization after the spin-off ratio applied to its market capitalization is lower than the smallest market capitalization member of the KOSPI 200 Index. The parent company is excluded two trading days after the parent company resumes trading. When such removal results in less than 200 constituents in the KOSPI 200 Index after the spun-off company is removed, a reserved issue is added. There is no additional inclusion is made when there are 200 or more constituents.
● When the spun-off company’s market capitalization is larger than that of a member accounting the top 80% of the KOSPI 200
Index after the spin-off ratio is applied to the parent company’s market capitalization, the spun-off company is included. In that case, the spun-off company is added on the very next trading day of the listing day of the spun-off company, and the spun-off company is removed.
The market capitalization of the parent company and the spun-off company here refers to the average daily market capitalization retroactively calculated for 30 trading days starting from the seventh trading day preceding the trading suspension of the parent company.
Index Calculation
The index level of the KOSPI 200 Index is calculated as follows:
Index Level = (Current Market Capitalization / Base Market Capitalization) × 100
The Current Market Capitalization means the sum of all values resulting from multiplying (a) the number of each constituent’s index calculation shares, (2) the current stock price and (3) the free-float ratio as of the time the KOSPI 200 Index is calculated. For those whose base prices are determined by the assessment prices resulting, for example, from capital decrease or spin-off, their market capitalization from the previous trading day is used.
The Base Market Capitalization means the sums of all values resulting from multiplying (a) the number of each constituent’s index calculation shares, (2) the stock price and (3) the free-float ratio as of the base date. The KOSPI 200 Index has a base date of January
3, 1990 with a base index level of 100.
The number of listed shares of each constituent is used as the number of index calculation shares. However, when the shares increase due to a stock dividend, or a capital increase resulting in ex-right and ex-dividend, the calculation to reflect such increase takes place on the day the ex-rights or ex-dividend is applied.
The current stock price refers to a constituent’s price set in the KOSPI market at the time the KOSPI 200 Index is calculated. In the absence of a constituent’s trade on that day, a quotation is used as the stock price. The base price is used instead when there is no quotation available.
The free-float ratio refers to percentage of total shares outstanding which are readily available in the market, which is equal to the ratio of the number of free-float shares to the number of total outstanding shares, expressed as a percentage. The number of free-float shares is the value after removing the lock-in shares from the listed shares. A lock-in share means an outstanding share of which trading is restricted or that is not practically traded at the moment, including stocks owned by a large shareholder or any special stakeholder, stocks owned by central or local governments, treasury stocks, shares owned through employee stock purchase plans and other stocks deemed to be restricted shares. The free-float shares are calculated based on periodic reports for a given financial year
(including business reports submitted by a listed company), disclosure about changes in ownership percentage, and others.
The calculation of a free-float ratio takes place on the trading day following the last trading day of the June and December delivery months for KOSIP 200 futures contracts. The ratio remains the same if a newly calculated figure is within five percentage.
● The calculation of a free-float ratio may take place on a different schedule with the ratio is expected to change significantly due to, for example, a spin-off, a merger or acquisition or the largest shareholder’s ownership percentage change.
● The calculation of a free-float ratio may take place on a different schedule considering possible impacts of changes in the ratio
(or market capitalization) on fund rebalancings and subsequent market implications such as facilitation of index tracking.
Index Governance
Index Committee
The KOSPI 200 Index Committee is charged with managing the KOSPI 200 Index in an impartial and objective manner. Most of the committee members are external professionals and review overall works of the KOSPI 200 Index administration.
Index Management Committee
KRX runs the KOSPI 200 Index Management Committee, consisting of KRX staff who have expertise in indices, to manage the KOSPI
200 Index and to review the application of corporate actions to the KOSPI 200 Index.

PS-14 | Structured Investments
Auto Callable Buffered Return Enhanced Notes Linked to the KOSPI 200
Index
License Agreement
J.P. Morgan Securities LLC or its affiliate has entered into an agreement with KRX that would provide it and certain of its affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the KOSPI 200 Index, which is owned and published by
KRX, in connection with certain securities, including the Securities. The license agreement between KRX and J.P. Morgan Securities
LLC or its affiliate is expected to provide that the following language must be set forth in this pricing supplement:
KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 INDEX OR ANY DATA
INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.
KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 INDEX OR ANY DATA
INCLUDED THEREIN TO JPMORGAN SECURITIES LLC AND ITS AFFILIATES, PURCHASERS OF THE FINANCIAL PRODUCTS
LINKED TO THE KOSPI 200 INDEX, OR ANY OTHER PERSON OR ENTITY THAT USES THE KOSPI 200 INDEX OR ANY DATA
INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL
WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI
200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX
HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST
PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
KRX makes no representation or warranty, express or implied, to the owners of the financial products linked to the KOSPI 200 Index or any member of the public regarding the advisability of investing in securities generally or in the products particularly or the ability of the
KOSPI 200 Index to track general stock market performance (profitability). KRX’s only relationship to J.P. Morgan Securities LLC and its affiliates is the licensing of certain trademarks and trade names of KRX and of the KOSPI 200 Index which is determined, composed and calculated by KRX without regard to J.P. Morgan Securities LLC and its affiliates or the content of the Securities. KRX has no obligation to take the needs of J.P. Morgan Securities LLC and its affiliates or the owners of the financial products linked to KOSPI 200
Index into consideration in determining, composing or calculating the KOSPI 200 Index. KRX is not responsible for and has not participated in the determination of the timing of the issuance or sale of the derivative products linked to KOSPI 200 Index or in the determination or calculation of the equation by which the derivative products linked to KOSPI 200 Index is to be converted into cash.
KRX has no obligation or liability to the owners of the financial products linked to KOSPI 200 Index in connection with the administration, marketing or trading of the Securities. The disclaimers of KRX shall continue to be effective after the termination of the license agreement with J.P. Morgan Securities LLC and its affiliates.